UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

_____________________________
Filed by the Registrant     ☒ Filed by a party other than the Registrant     ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Better Home & Finance Holding Company
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary material.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 23, 2026, Better Home & Finance Holding Company issued the following press release.
Better Home & Finance Opens Investigation into Serious Allegations of Breach of Fiduciary Duty by Director and Former CEO Vishal Garg

NEW YORK — September 23, 2026 — The Special Committee of the Board of Directors (the “Special Committee”) of Better Home & Finance Holding Company (NASDAQ: BETR) (“Better” or the “Company”) opened an investigation into credible and serious allegations that its director and former CEO, Vishal Garg, has been seeking to exchange Company interests and property to former employees (who are Company shareholders) in return for consents to his proposal to replace the Board of Directors (the “Board”).

If true, the allegations (which were brought to the Company by independent counsel for a former employee) raise significant issues of breach of fiduciary duties. Garg is not entitled to promise Company assets, interests or benefits in exchange for written consents in his proxy contest. Garg’s conduct in this matter has already compromised the Company’s ability to maximize the value of certain assets and claims.

The Company expects all of its directors, including Garg, to abide by their duties of loyalty to the Company.

The Special Committee unanimously recommends that shareholders sign, date and return the WHITE consent revocation card and disregard any green consent card received from Mr. Garg. Shareholders who have previously signed and returned a green consent card may revoke that consent by signing, dating and returning the Company’s WHITE consent revocation card.

Shareholders who have questions regarding the consent solicitation or need assistance revoking a previously submitted consent should contact the Company’s proxy solicitor:

Saratoga Proxy Consulting LLC
(212) 257-1311 / (888) 368-0379
info@saratogaproxy.com

About Better

Better Home & Finance Holding Company (NASDAQ: BETR) is the first AI-native mortgage and home equity finance platform, and first fintech to fund more than $110 billion in loan volume. Better has leveraged its industry-leading AI platform, Tinman®, to achieve its singular mission of making homeownership cheaper, faster, and easier for all Americans. Tinman® allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates, and close their loan in as little as three weeks. In addition, Betsy™, the first AI loan agent built exclusively for the mortgage industry, revolutionizes the homebuying journey by answering questions, delivering approvals, comparing products, processing rate locks, and moving their loan application along to closing 24/7/365. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage and home equity loans. Better serves customers in all 50 US states and the United Kingdom.

For more information, follow @SaveBETR and @betrmortgage on X and @betterdotcom on Instagram and TikTok.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts should be considered forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. These risks and uncertainties include those risks discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as any such factors may be updated from time to time in the Company’s other filings with the SEC. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Important Additional Information and Where to Find It

The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a definitive consent revocation statement dated August 28, 2026, together with an accompanying WHITE consent revocation card, in opposition to the solicitation of written consents by Vishal Garg and the members of his group (collectively, the "Garg Group") seeking to remove members of the Company's Board of Directors. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain copies of the consent revocation statement, any amendments or supplements thereto and any other documents filed by the Company with the SEC free of charge at the SEC's website (www.sec.gov) and at the Company's investor relations website (investors.better.com).

Participants in the Solicitation

The Company, each member of its Board of Directors and certain of its employees and executive officers, namely Loveen Advani, Daniel Lewis (by virtue of his status as Interim Chief Executive Officer), and Paula Tuffin, may be deemed to be “participants” (as defined in Instruction 3 to Item 4 of Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of revocations of consent from the Company's stockholders in connection with the Garg Group's consent solicitation. Information regarding such persons and their direct or indirect interests in the Company, by security holdings or otherwise, is set forth in the Company's definitive consent revocation statement, filed with the SEC on August 28, 2026. This document may be obtained free of charge from the sources indicated above.
Media Contact

Better Home & Finance

comms@better.com

Investor Contacts

Better Home & Finance
ir@better.com

John Ferguson / Joseph Mills
Saratoga Proxy Consulting LLC
jferguson@saratogaproxy.com
jmills@saratogaproxy.com
(212) 257-1311
(888) 368-0379

Source: Better Home & Finance Holding Company